Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Freenome Inc. (“New Freenome,”, “we,” “us,” and “our”) should be read in conjunction with our unaudited interim condensed consolidated financial statements as of and for the three and six months ended June 30, 2026 and 2025, and the audited consolidated financial statements as of and for the year ended December 31, 2025, and in each case, together with the related notes thereto, included elsewhere in this Current Report on Form 8-K with respect to the unaudited condensed consolidated financial statements or included in the proxy statement/prospectus filed with the SEC on June 17, 2026 incorporated herein by reference with respect to the audited consolidated financial statements only.  The discussion and analysis should also be read together with the pro forma financial information included in this Current Report on Form 8-K in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Forward-Looking Statements

This discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts included in this discussion and analysis regarding our strategies, prospects, expectations, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make, express or implied, regarding expected future operating results, including: our growth rate and market opportunity; expectations for development or launching of new or improved products and services and their adoption and impact on patients; insurance reimbursement potential; our strategies, clinical trials, commercialization efforts, positioning, competition, resources, capabilities and expectations for future events or performance; the anticipated benefits of our acquisitions and collaborative and licensing arrangements, including estimated synergies and other financial impacts; our need to raise additional capital to fund our existing operations, develop our platform, commercialize new products or expand our operations; and our expectations regarding financial results, including the expected cash runway. Forward-looking statements are neither historical facts nor assurances of future performance or events. Instead, they are based only on current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results, conditions, and events may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results, conditions, and events to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to support demand for our current and future products, including our ability to meet increased demand and to successfully manage our anticipated growth; our ability to successfully develop and commercialize new products and services and assess potential market opportunities; our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our reliance upon certain suppliers; our ability to retain and hire key personnel; approval and maintenance of adequate reimbursement rates for our products and services within and outside of the U.S.; the amount and nature of competition for our products and services; the effects of any judicial, executive or legislative action affecting us or the healthcare system; changes in government policies, laws, regulations, and staffing; recommendations, guidelines and quality metrics issued by various organizations regarding cancer screening or our products and services; our ability to obtain and maintain regulatory approvals and comply with applicable regulations; our ability to protect and enforce our intellectual property; our success establishing and maintaining collaborative, licensing and supplier arrangements; the results of our validation studies and clinical trials, including the risks that the results of future studies and trials may differ materially from the results of previously completed studies and trials; our ability to manage an international business and our expectations regarding our international expansion and opportunities; the potential effects of changing macroeconomic conditions and geopolitical conflict; the possibility that the anticipated benefits from our business acquisitions or collaborative or licensing arrangements will not be realized in full or at all or may take longer to realize than expected; the possibility that the anticipated benefits from our restructuring and cost reduction initiatives will not be realized in full or at all or may take longer to realize than expected; the outcome of any potential litigation or legal proceedings; our ability to raise the capital necessary to support our operations or meet our payment obligations under our indebtedness; our potential exposure to cybersecurity risks and incidents; and our and our service providers’ ability to maintain compliance with privacy and data security laws. The risks included above are not exhaustive, and we anticipate that subsequent events and developments will cause our assessments to change. You are further cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Overview

We are an early cancer detection company developing blood-based screening tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wetlab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity.

In July 2026, we announced that the U.S. Food and Drug Administration (“FDA”) approved SimpleScreen™ CRC, a new blood-based screening option for colorectal cancer (“CRC”) in adults 45 and older who are at average risk for the disease. Prior to this, we had no products approved for commercial sale in the United States and had not generated any material revenue to date. We continue to incur significant R&D and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful commercialization of SimpleScreen CRC and future development of multi-cancer early detection tests.

We are also developing a blood-based lung cancer screening test intended for individuals at elevated risk, including current and former smokers who meet guideline-based eligibility criteria. We plan to introduce the lung cancer test as a laboratory developed test (“LDT”) in the second half of 2026. Based on the Company's recently disclosed SimpleScreen Lung LDT validation data, the initial test launch will include only the assay's protein component. Development of the multiomic test will remain the focus of the in vitro diagnostic program.

The Business Combination

On December 5, 2025, we entered into a Business Combination Agreement with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded special purpose acquisition company, and certain of its subsidiaries. On July 20, 2026, we completed the transactions contemplated by the Business Combination Agreement, as amended on July 20, 2026 (the “Business Combination” or the “Closing”).

In connection with the Business Combination, PCSC domesticated from the Cayman Islands to the State of Delaware, changed its name to Freenome, Inc. (“New Freenome”), and adopted a new certificate of incorporation and bylaws. Through a series of merger transactions, we became a wholly owned subsidiary of New Freenome.

Upon the Closing, the outstanding shares of our common stock and preferred stock were converted into an aggregate of 68,065,429 shares of New Freenome common stock based on an exchange ratio of approximately 0.282895. In addition, outstanding options to purchase shares of our common stock were converted into options to purchase an aggregate of 8,272,601 shares of New Freenome common stock, with the number of underlying shares and exercise prices adjusted based on the exchange ratio. Our outstanding restricted stock units were converted into restricted stock units covering an aggregate of 4,034,512 shares of New Freenome common stock.

We also received aggregate gross proceeds of approximately $310.7 million, including $240.0 million of gross proceeds from a private investment in public equity (“PIPE”) financing that closed concurrently with the Business Combination. After giving effect to transaction costs, we received net proceeds of approximately $295.5 million. Deferred offering costs previously recorded on the balance sheet were reclassified as a reduction of the proceeds from the de-SPAC transaction upon the Closing.

Immediately prior to the Closing, the outstanding principal and accrued interest under the convertible promissory note issued to Roche Holdings, Inc. converted into 6,460,616 shares of New Freenome common stock in accordance with the terms of the note.

The Business Combination was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer and PCSC treated as the acquired company for financial reporting purposes. Accordingly, the historical financial statements of the Company became the historical financial statements of New Freenome upon the Closing.

As a result of the Business Combination, Freenome became the successor to an SEC-registered and Nasdaq-listed company. Accordingly, Freenome will need to hire additional personnel and implement procedures and processes to comply with public company regulatory requirements and customary governance practices. Freenome also expects to incur additional recurring annual expenses associated with operating as a public company, including directors' and officers' liability insurance, director compensation, and increased accounting, legal, compliance, and administrative costs, including additional personnel, audit fees, and other professional service fees.

Key Trends, Opportunities and Uncertainties

Since our inception, we have incurred significant operating losses and negative cash flows from our operations. Our primary uses of cash to date have been conducting R&D, acquiring Oncimmune in 2023, raising capital, building infrastructure, developing intellectual property, hiring personnel and providing general and administrative support for these operations. To date, we have funded our operations primarily through private placements of our convertible preferred stock, convertible notes and funds received pursuant to our license agreements. As of June 30, 2026, we had raised aggregate gross proceeds of approximately $1.6 billion from these financings, and had cash, cash equivalents and short-term marketable securities of $102.0 million.

We have incurred operating losses in each year since our inception. Our net losses were $132.6 million for the six months ended June 30, 2026 and $219.3 million for the year ended December 31, 2025. As of June 30, 2026, we had an accumulated deficit of $1.5 billion. We expect our expenses and operating losses will increase as we:

•	accelerate the development of our AI/ML-driven multiomics platform that seeks to identify the early biological signals of disease;
•	expand our commercial and data infrastructure to support future launch of multiple blood-based cancer detection tests;
•	further advance our R&D programs;
•	seek to identify additional indications;
•	expand commercial and operational personnel;

•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio; and
•	seek regulatory approvals for any future product candidates for which we successfully complete clinical trials.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of regulatory approvals and R&D activities.

Based on our current operating plans, we believe that our existing cash, cash equivalents, and short-term marketable securities, together with the $295.5 million net proceeds received from the Business Combination and our expected $100.0 million milestone payment from Exact Sciences following FDA approval of SimpleScreen CRC, will be sufficient to fund our operations through 2028. This estimate is based on assumptions that may prove to be incorrect, and we could use our capital resources sooner than expected. Accordingly, we may need to raise additional capital in the future through equity offerings, debt financings, collaborations, licensing arrangements, or other strategic transactions. If additional funding is not available on acceptable terms, or at all, it could adversely affect our business, financial condition, and ability to execute our long-term operating plans.

 Following the FDA approval of our CRC test, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, distribution, and other activities necessary to support the commercial launch and ongoing commercialization of the product. Accordingly, until such time as we can generate significant revenue from sales of our product and any product candidates, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, royalty financings and other similar arrangements. See “Liquidity and Capital Resources.” However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.

Exact Sciences License Agreement

In August 2025, we signed an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based screening test for colorectal cancer. The terms of the license agreement included a $75.0 million upfront payment, received in November 2025, related to partial consideration for the rights and licenses granted. The agreement also provides for up to $700.0 million in future milestone payments upon the achievement of specified development and regulatory milestones, as well as reimbursement of up to $20.0 million of mutually agreed development costs per year over a three-year period as well as tiered royalties on U.S. sales of CRC blood-based screening test products that may result from the collaboration, including a maximum royalty rate of 10% triggered at a 20% gross margin. During the three months ended June 30, 2026, we received a $17.2 million payment from Exact Sciences related to reimbursement of research and development services that were performed during the period.

In August 2025, we also entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences, pursuant to which we issued a senior unsecured convertible promissory note with an aggregate principal amount of $50.0 million. The convertible note bears interest at 5% per annum and matures in August 2030. Following the closing of the Business Combination, the convertible promissory note will automatically convert into shares of our common stock on the date the volume-weighted average trading price of our common stock exceeds $15.00 per share for 10 consecutive trading days.

Roche License

In November 2025, we signed an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”). The agreement grants Roche Sequencing both (i) an exclusive option to obtain an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license to certain our intellectual property to exploit kitted assays for cancer screening, including for colorectal cancer and lung cancer, outside the U.S. and (ii) a preferred partner right to negotiate a definitive agreement to offer centralized testing services for cancer screening outside of the U.S.

We may receive up to $100.0 million in future milestone payments, as well as royalties on non-U.S. test sales that range from a low single-digits to mid-teens, depending on sales of the Licensed Products. We may also receive up to $24.0 million in SBX research and development related milestones payments.

In November 2025, we also issued to Roche Holdings, Inc. (“Roche Holdings”) a convertible promissory note with an aggregate principal amount of $75.0 million. The convertible promissory note bore interest at 5% per annum and had a maturity date in May 2027. Upon the Closing, the $75.0 million outstanding principal amount and $2.5 million of accrued interest under the convertible promissory note issued to Roche Holdings, Inc. were converted into 6,460,616 shares of New Freenome common stock.

Components of Results of Operations

Revenue

We recognize license and collaboration revenue in the United States under our exclusive license agreement with Abbott (formerly Exact Sciences), pursuant to which we granted development, data, and manufacturing licenses.

We also generate revenue from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, royalties on EarlyCDT Lung tests performed, and the sale of EarlyCDT Lung test plates through our U.K.-based subsidiary, Freenome Ltd.

In addition, we generate revenue from diagnostic and research services performed using our proprietary multiomics platform under a Research Services Agreement with a related party.

Following the FDA approval of SimpleScreen CRC, we achieved the first regulatory milestone under our collaboration and license agreement with Abbott, resulting in a $100.0 million milestone payment. We expect to generate additional revenue under this agreement upon the achievement of certain future milestones, as well as royalties on product sales. We may also generate revenue from future collaboration or license agreements for our current or future product candidates and from product sales of any additional approved products. Our ability to generate future revenue will depend on the successful commercialization and market adoption of SimpleScreen CRC, the achievement of additional contractual milestones, the successful development and commercialization of future product candidates, and market acceptance of our products. If we fail to successfully commercialize SimpleScreen CRC or develop and commercialize future product candidates, our ability to generate future revenue and our results of operations and financial condition could be adversely affected.

Operating Expenses

Cost of services

Cost of services reflects the aggregate costs incurred in delivering our products and services and is composed of material and service costs including personnel costs, cost of consumables, kits, contract maintenance, labor, and freight associated with the service and other revenue. Our cost of services will increase with successful commercialization of our products.

Research and Development Expenses

R&D has been, and will continue to be, central to our business model. Our R&D expenses to date have been primarily attributable to the development of our next-generation blood tests for early cancer detection, development of our multiomics platform, and clinical validation of our early colorectal cancer detection test. Our R&D expenses primarily include salaries and benefits, stock-based compensation expenses, direct research and development expenses (testing cost, pre-clinical and clinical trial costs including external R&D expenses incurred under arrangements with third parties), materials, laboratory supplies and equipment, information technology (including cloud computing and data storage, equipment and computer hardware costs, and software related expenses), facility costs (including rent, depreciation and amortization, repairs and maintenance and other facility related expenses), consulting, contractor costs, along with other expenses.

Payments, including non-refundable advance payments, made prior to the receipt of goods or services to be used in R&D activities are deferred and recognized as an expense in the period in which the related goods are received or services are rendered. Costs to develop our technology capabilities are recorded as R&D expenses unless they meet the criteria to be capitalized as internal-use software costs.

Prior to obtaining premarket regulatory approval for our diagnostic tests, we expensed pre-launch inventory costs as research and development ("R&D") expenses unless future economic benefits were considered probable. Accordingly, materials, equipment, and validation costs associated with our diagnostic workflow process that did not have an alternative future use were recognized as R&D expense.

In June 2026, in anticipation of FDA approval of our colorectal cancer screening test, we began capitalizing qualifying inventory costs associated with commercial production as we determined that future economic benefits associated with such costs were expected to be realized. As a result, we capitalized approximately $1.6 million of qualifying raw material costs as inventory. Costs incurred that do not qualify for capitalization, including costs for which no future economic benefit is expected, continue to be recognized as research and development expense.

We accrue and expense clinical and preclinical trial activities performed by third parties based on the actual work completed in accordance with agreements established with our service providers.

We have not historically tracked or recorded R&D expenses on a program-by-program basis and, therefore, have not reported program costs. We do not allocate indirect costs to specific product development programs because these costs support multiple programs and our technology platform and, as such, are not separately classified.

We expect our R&D expenses to continue to increase as we advance our technology platform, support additional product development activities, and conduct future clinical studies.

The timing and costs of our R&D activities remain uncertain and may vary significantly due to the inherently unpredictable nature of product development and clinical research. We expect to continue evaluating our development priorities and allocating resources among our programs based on preclinical and clinical results, regulatory developments, and our ongoing assessment of each program's commercial potential.

Our future development costs may vary significantly based on various factors such as timely and successful completion of preclinical studies and ongoing and future clinical trials, positive results from our current and future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment and maintenance of arrangements with third parties, intellectual property updates and continued acceptable safety, tolerability and efficacy profile of any current and future product candidates that we may develop following approval.

General and Administrative Expenses

Our general and administrative (“G&A”) expenses primarily consist of costs for our executive, accounting and finance, legal, human resources, marketing, and other administrative support functions. These expenses consist principally of personnel costs, including salaries, bonuses, fringe benefits, stock-based compensation expenses, and travel expenses, as well as professional services fees such as consulting, audit, tax, and legal fees, and general corporate costs and allocated overhead expenses.

We anticipate that our G&A expenses will increase in future periods as we incur additional costs to support the growth of our business and expand our infrastructure, and as a result of commercialization activities if any additional diagnostic test candidates of ours receive marketing approval. We also anticipate increased expenses related to accounting, audit, legal, regulatory, and tax-related services, costs associated with maintaining compliance with the Nasdaq Global Market (“Nasdaq”) and SEC requirements, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest earned on our short-term investments and marketable securities and interest incurred on our convertible notes.

Comparison of the Three and Six Months Ended June 30, 2026 and 2025

The following table summarizes the results of our operations for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and collaboration revenue	$1,465	$—	$5,155	$—
Service and other revenue	809	1,101	1,341	1,495
Total revenue	$2,274	$1,101	$6,496	$1,495
Operating costs and expenses:
Cost of services	$497	509	937	884
Research and development	54,273	48,936	106,387	98,653
General and administrative	12,711	11,845	26,624	22,220
Total operating costs and expenses	67,481	61,290	133,948	121,757
Loss from operations	(65,207)	(60,189)	(127,452)	(120,262)
Other income (expense), net:
Interest and investment income, net	$1,038	1,514	2,729	3,717
Interest expense	(4,859)	(1)	(7,863)	(3)
Other (expense), net	(1)	(55)	(2)	(57)
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)

Revenue

The following table summarizes our revenues for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Revenue:
License and collaboration revenue	$1,465	$—	$1,465	$5,155	$—	$5,155
Service and other revenue	809	1,101	(292)	1,341	1,495	(154)
Total revenue	$2,274	$1,101	$1,173	$6,496	$1,495	$5,001

Revenue increased by $1.2 million to $2.3 million for the three months ended June 30, 2026, compared to $1.1 million for the three months ended June 30, 2025. The increase was primarily driven by $1.5 million of license and collaboration revenue recognized under the Exact Sciences License and Collaboration Agreement related to initial technology transfer activities and research and development services performed during the three months ended June 30, 2026.

Revenue for the three months ended June 30, 2026 also included $0.3 million from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, $0.4 million of royalties on EarlyCDT Lung tests performed, and $0.1 million from the sale of EarlyCDT Lung test plates.

Revenue increased by $5.0 million, to $6.5 million for the six months ended June 30, 2026, from $1.5 million for the six months ended June 30, 2025. The increase was primarily attributable to $5.2 million of license and collaboration revenue recognized under the Exact Sciences License and Collaboration Agreement related to initial technology transfer activities and for research and development services performed during the six months ended June 30, 2026.

Revenue for the six months ended June 30, 2026 also included $0.4 million from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, $0.8 million of royalties on EarlyCDT Lung tests performed, and $0.2 million from the sale of EarlyCDT Lung test plates.

Cost of services

The following table summarizes our cost of services for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Cost of services	$497	$509	$(12)	$937	$884	$53

The decrease in cost of services for the three and six months ended June 30, 2026, compared to the corresponding periods in 2025, was not material.

Research and Development Expenses

The following table summarizes our research and development expenses for the following periods (in thousands):

	Three Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$18,844	$17,422	$1,422	8%
Facility, depreciation and amortization	15,414	15,977	(563)	(4)%
Materials, laboratory supplies and equipment	11,716	4,816	6,900	143%
Information technology	3,163	3,115	48	2%
Direct research and development costs	2,288	3,014	(726)	(24)%
Stock-based compensation	1,277	1,382	(105)	(8)%
Consulting and contractor	1,272	1,004	268	27%
Other	299	327	(28)	(9)%
	$54,273	$47,057	$7,216	15%

Research and development expenses increased by $7.2 million, from $47.1 million for the three months ended June 30, 2025, to $54.3 million for the three months ended June 30, 2026.

The increase was primarily attributable to:

•
$6.9 million increase in materials, laboratory supplies and equipment expenses, mainly due to increased raw material purchases associated with the commencement of Early Access Program (“EAP”) testing in early 2026 to operationalize the end-to-end commercial workflow for the CRC test, as well as increased spending on development projects;

•
$1.3 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher salaries, bonus expense and other payroll-related costs resulting from additional corporate employees, partially offset by a decrease in stock-based compensation.

•	$0.3 million increase in consulting and contractor expenses; and

•	$48,000 increase in information technology expenses.

The increase was partially offset by:

•	$0.7 million decrease in direct research and development expenses, primarily due to reduction in clinical trial costs;

•
$0.6 million decrease in facility, depreciation and amortization expenses, primarily due to lower facilities-related costs, partially offset by increased amortization of leasehold improvements associated with our laboratory facilities; and

•	$28,000 decrease in other expenses.

The following table summarizes our research and development expenses for the following periods (in thousands):

	Six Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$36,616	$35,424	$1,192	3%
Facility, depreciation and amortization	30,676	31,446	(770)	(2)%
Materials, laboratory supplies and equipment	23,865	9,677	14,188	147%
Information technology	5,910	5,967	(57)	(1)%
Direct research and development costs	4,113	6,717	(2,604)	(39)%
Stock-based compensation	2,600	2,701	(101)	(4)%
Consulting and contractor	2,054	2,252	(198)	(9)%
Other	553	681	(128)	(19)%
	$106,387	$94,865	$11,522	12%

Research and development expenses increased by $11.5 million, from $94.9 million for the six months ended June 30, 2025, to $106.4 million for the six months ended June 30, 2026.

The increase was primarily attributable to:

•
$14.2 million increase in materials, laboratory supplies and equipment expenses, mainly due to increased raw material purchases associated with the commencement of EAP testing in early 2026 to operationalize the end-to-end commercial workflow for the CRC test, as well as increased spending on development projects; and

•
$1.1 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher salaries, bonus expense and other payroll-related costs resulting from additional corporate employees, partially offset by a decrease in stock-based compensation.

The increase was partially offset by:

•	$2.6 million decrease in direct research and development expenses, primarily due to lower clinical trial costs;

•
$0.8 million decrease in facility, depreciation and amortization expenses, primarily due to lower facilities-related costs, partially offset by increased amortization of leasehold improvements associated with our laboratory facilities;

•	$0.2 million decrease in consulting and contractor expenses;

•	$0.1 million decrease in other expenses; and

•	$57,000 decrease in information technology expenses.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the following periods (in thousands):

	Three Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$6,446	$6,448	$(2)	—%
Consulting and contractor	2,311	3,805	(1,494)	(39)%
Stock-based compensation	1,457	1,356	101	7%
Information technology	1,368	1,109	259	23%
Facility, depreciation and amortization	629	651	(22)	(3)%
Other	500	354	146	41%
	$12,711	$13,723	$(1,012)	(7)%

General and administrative ("G&A") expenses decreased by $1.0 million, from $13.7 million for the three months ended June 30, 2025, to $12.7 million for the three months ended June 30, 2026.

The decrease in G&A expenses was primarily attributable to:

•	$1.5 million decrease in consulting and contractor expenses; and

•	$22,000 decrease in facilities, depreciation and amortization expenses, primarily related to our office facilities.

The decrease was partially offset by:

•	$0.1 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher stock-based compensation expense;

•	$0.3 million increase in information technology-related software expenses; and

•	$0.1 million increase in other expenses.

The following table summarizes our general and administrative expenses for the following periods (in thousands):

	Six Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$12,613	$12,703	$(90)	(1)%
Consulting and contractor	5,924	6,943	(1,019)	(15)%
Stock-based compensation	3,036	2,313	723	31%
Information technology	2,868	2,138	730	34%
Facility, depreciation and amortization	1,312	1,205	107	9%
Other	871	706	165	23%
	$26,624	$26,008	$616	2%

General and administrative (“G&A”) expenses increased by $0.6 million, from $26.0 million for the six months ended June 30, 2025, to $26.6 million for the six months ended June 30, 2026.

The increase was primarily attributable to:

•	$0.7 million increase in information technology-related software expenses;

•
$0.6 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher stock-based compensation expense associated with the addition of C-suite executives, partially offset by lower salary expense resulting from an overall reduction in headcount compared with the same period in the prior year;

•	$0.2 million increase in facilities, depreciation and amortization expenses related to our office buildings; and

•	$0.1 million increase in other expenses.

These increases were partially offset by a $1.0 million decrease in consulting and contractor expenses.

Other income (expense), net

The following table summarizes our Other income (expense), net, for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Other income (expense), net:
Interest and investment income, net	$1,038	$1,514	$(476)	$2,729	$3,717	$(988)
Interest expense	(4,859)	(1)	(4,858)	(7,863)	(3)	(7,860)
Other (expense), net	(1)	(55)	54	(2)	(57)	55
Total other income (expense), net:	$(3,822)	$1,458	$(5,280)	$(5,136)	$3,657	$(8,793)

Interest and Investment Income, Net

Interest and investment income, net, decreased by $0.5 million, from $1.5 million for the three months ended June 30, 2025, to $1.0 million for the three months ended June 30, 2026. Interest and investment income, net, decreased by $1.0 million, from $3.7 million for the six months ended June 30, 2025, to $2.7 million for the six months ended June 30, 2026. The decreases were primarily attributable to lower interest income resulting from reduced balances of short-term investments and marketable securities.

Interest expense

The increase in interest expense for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025 is primarily attributable to interest expense and amortization of the debt discount related to the Roche convertible promissory note, as well as interest expense associated with the Exact Sciences convertible promissory note.

Cash Flows

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table summarizes our cash flows during the periods indicated (in thousands):

	Six Months Ended June 30,		Change
	2026	2025	$
Net cash flows used in operating activities	$(97,110)	$(99,646)	$2,536
Net cash flows provided by investing activities	110,665	92,744	17,921
Net cash flows used in financing activities	(6,185)	(31)	(6,154)

Operating Activities

For the six months ended June 30, 2026, net cash used in operating activities was $97.1 million, primarily attributable to our net loss of $132.6 million, partially offset by non-cash charges of $24.1 million and $11.4 million of net cash provided by changes in operating assets and liabilities. Non-cash charges primarily included depreciation and amortization, stock-based compensation expense, non-cash interest expense and amortization of debt issuance costs, and amortization of right-of-use assets, partially offset by net accretion and amortization of investments in marketable securities and changes in the fair value of convertible notes. The $11.4 million of net cash provided by changes in operating assets and liabilities primarily reflected an increase of $14.8 million in deferred revenue, an increase of $7.8 million in accounts payable, and a decrease of $2.2 million in accounts and other receivables, partially offset by a decrease of $4.4 million in accrued compensation and other related benefits, a decrease of $4.9 million in operating lease liabilities, a decrease of $0.5 million in accrued expenses and other current liabilities, and an increase of $0.8 million in prepaid expenses and other current assets.

For the six months ended June 30, 2025, net cash used in operating activities was $99.6 million, primarily attributable to our net loss of $116.6 million and $0.5 million of net cash used by changes in operating assets and liabilities, partially offset by non-cash charges of $17.5 million. Non-cash charges primarily included depreciation and amortization, stock-based compensation expense, and amortization of right-of-use assets, partially offset by net accretion and amortization of investments in marketable securities. The $0.5 million of net cash used by changes in operating assets and liabilities primarily reflected decreases of $5.1 million in accrued compensation and other related benefits, a decrease of $1.8 million in accounts payable, and a decrease of $1.2 million in prepaid expenses and other current assets. These changes were partially offset by increases of $0.3 million in accounts and other receivables, an increase of $0.3 million in other long-term assets, and an increase of $7.0 million in operating lease liabilities.

Investing Activities

Net cash provided by investing activities was $110.7 million during the six months ended June 30, 2026, and consisted primarily of the net proceeds from maturity and purchase of marketable securities of $123.2 million, offset by $12.5 million used for the purchase of property and equipment.

Net cash provided by investing activities was $92.7 million during the six months ended June 30, 2025, and consisted primarily of the net proceeds from maturity and purchase of marketable securities of $110.3 million, offset by $17.6 million used for the purchase of property and equipment.

Financing Activities

Net cash used in financing activities was $6.2 million during the six months ended June 30, 2026 and consisted primarily of offering costs paid.

Net cash used in financing activities was $31,000 during the six months ended June 30, 2025 and consisted primarily of payments made on financing leases, offset by proceeds received from the exercise of stock options.

Liquidity and Capital Resources

Sources of Liquidity

We have historically financed our operations primarily through the sale of equity securities and the issuance of convertible notes and, to a lesser extent, upfront payments received under licensing arrangements. As of June 30, 2026, we had cash, cash equivalents, and marketable securities of $102.0 million. As of June 30, 2026, the aggregate principal amount outstanding under our convertible notes was $107.2 million. In connection with the closing of the Business Combination, approximately $77.5 million of principal and accrued interest outstanding under the Roche Convertible Note was automatically converted into shares of New Freenome common stock.

Since our inception, we have incurred significant operating losses and negative cash flows from operations. During the six months ended June 30, 2026, we incurred a net loss of $132.6 million, used $97.1 million of cash in operating activities, and had an accumulated deficit of $1.5 billion.

Since inception, we have received aggregate gross proceeds of approximately $1.6 billion from the sale of convertible preferred stock in private placements, the issuance of convertible notes, and upfront payments and cost-sharing arrangements under our strategic collaborations. As described above, upon closing of the Business Combination, we received aggregate gross proceeds of $310.7 million, including $240.0 million in gross proceeds from a PIPE financing. After giving effect to transaction costs, New Freenome received net proceeds of approximately $295.5 million.

As discussed above, in August 2025, we entered into an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based colorectal cancer screening test. Under the terms of the agreement, we received $75.0 million upfront payment in partial consideration for the rights and licenses granted and are eligible to receive up to $700.0 million upon the achievement of specified development and regulatory milestones. Following the FDA approval of our SimpleScreen CRC test in July 2026, we will receive $100.0 million milestone payment under the agreement. We are also eligible to receive reimbursement of up to $20.0 million per year for mutually agreed development costs over a three-year period.

Also as discussed above, in November 2025, we entered into an exclusive license and option agreement with Roche Sequencing. Under the agreement, we are eligible to receive up to $100.0 million in milestone payments, as well as royalties on non-U.S. sales of licensed products ranging from the low single digits to the mid-teens, depending on sales levels. We are also eligible to receive up to $24.0 million in future milestone payments related to SBX research and development milestones.

Future Funding Requirements

As of June 30, 2026, we had cash, cash equivalents, and short-term marketable securities of $102.0 million. Based on our current operating plan, we believe that our cash, cash equivalents, and short-term marketable securities as of June 30, 2026, together with the net proceeds from the Business Combination with PSCS described above and the $100.0 million regulatory milestone payment earned following the FDA approval of SimpleScreen CRC under our collaboration and license agreement with Abbott (formerly Exact Sciences), will be sufficient to fund our operations through 2028. This estimate is a forward-looking statement that involves risks and uncertainties, and actual results could differ materially. In addition, the process of commercializing our approved products, conducting preclinical studies and clinical trials, and developing future product candidates is costly, and the timing and extent of related expenditures are uncertain. Accordingly, we may need to raise additional capital in the future.

Our future capital requirements will depend on many factors, including:

•	the type, number, scope, progress, timing, results, and costs of our discovery activities, preclinical studies, and clinical trials for our current and future products and product candidates;

•	the costs, timing, and outcome of regulatory review of our current and future product pipeline;

•	the timing and terms of establishing and maintaining license, collaboration, and other strategic arrangements;

•	the costs of obtaining, maintaining, defending, and enforcing our patents and other intellectual property rights;

•	our efforts to enhance our operational infrastructure and hire additional personnel to support our obligations as a public company;

•	the costs associated with expanding our workforce and engaging consultants as our development and commercialization activities increase;

•	the costs and timing of establishing or expanding sales and marketing capabilities for approved products;

•	our ability to achieve market acceptance, obtain coverage and adequate reimbursement from third-party payers, and generate sufficient market share and revenue from approved products; and

•	the costs associated with acquiring or licensing additional products, technologies, or intellectual property.

Although we have completed the Business Combination and received the related proceeds, and our SimpleScreen CRC test has received FDA approval, we expect to continue to require substantial capital to support the commercialization of our approved product, advance our research and development programs, pursue additional regulatory approvals, expand our commercial infrastructure, and fund our operations. We may seek to finance our future cash needs through equity offerings, debt financings, or other capital sources, including license agreements, royalty financings, collaborations, and other strategic arrangements.

However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our stockholders may be diluted, and the terms of these securities could include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt and equity financings, if available, may also involve agreements that include covenants restricting our ability to incur additional indebtedness, make capital expenditures, or take other actions.

If we raise additional capital through license agreements, collaborations, or other strategic arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs, approved products, or future product candidates, or grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding or enter into such arrangements when needed could adversely affect our financial condition and our ability to execute our business strategy. If additional capital is unavailable when required, we may be forced to delay, limit, or reduce investments in commercialization activities, research and development programs, or future product development initiatives.

Contractual Obligations and Commitments

Convertible Notes

As described above, the $50.0 million convertible promissory note issued to Exact Sciences matures in August 2030. Following the Closing of the Business Combination, the note will automatically convert into shares of our common stock on the date on which the volume-weighted average trading price of our common stock exceeds $15.00 per share for 10 consecutive trading days (the “Exact Automatic Conversion Date”). The note is also convertible at the option of Exact Sciences under certain circumstances specified in the note agreement. At a conversion price of $15.00 per share, the note would convert into approximately 3,342,294 shares of our common stock.

As described above, the $75 million convertible promissory note agreement with Roche Holdings automatically converted into 6,460,616 shares of New Freenome common stock upon the closing of the Business Combination in July 2026.

Leases

Our lease portfolio consists primarily of operating leases for our current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Under the terms of the leases, as of June 30, 2026, our lease obligations consist of $320.0 million in payments through March 31, 2035.

Purchase Commitments

As of June 30, 2026, we have entered into a non-cancellable cloud services agreement and committed to purchase cloud computing services totaling $119.1 million through January 31, 2029.

Our other non-cancellable unconditional purchase commitments with a remaining term over one year were $12.4 million as of June 30, 2026.

License and Collaboration Agreements

See Notes 6 and 7 to the accompanying unaudited condensed consolidated financial statements for a detailed description of our license and collaboration agreements.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which are prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 2, "Summary of Significant Accounting Policies," to the audited consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. During the three and six months ended June 30, 2026, there were no material changes to our critical accounting policies from those disclosed previously.

Recent Accounting Pronouncements

See Note 1, Organization and Summary of Significant Accounting Policies, to our condensed consolidated financial statements included elsewhere in this Current Report.